Exhibit 99.1

Center Financial Announces Lifting of Holding Company MOU

LOS ANGELES--(BUSINESS WIRE)--October 27, 2011--Center Financial Corporation (NASDAQ: CLFC) today announced the termination of the informal memorandum of understanding (MOU) dated December 9, 2009 by and between the holding company and the Federal Reserve Bank of San Francisco. The termination, effective October 26, 2011, follows the lifting of the Center Bank MOU with the Federal Deposit Insurance Corporation and California Department of Financial Institutions, which was previously announced on September 14, 2011.

“After seven quarters of achieving steady and consistent improvements in the overall condition of Center Bank, it is certainly gratifying to be free of all regulatory agreements,” said Richard S. Cupp, president and chief executive officer. “These achievements could not have been made without the dedication and commitment of each and every member of the Center Bank team, and I applaud and congratulate them. With this additional step forward, we move closer and closer toward combining with our partner Nara Bancorp later this quarter.”

About Center Financial Corporation

Center Financial Corporation is the holding company of Center Bank, a community bank offering a full range of financial services for diverse ethnic and small business customers. Founded in 1986 and specializing in commercial and SBA loans and trade finance products, Center Bank has grown to be one of the nation’s leading financial institutions focusing on the Korean-American community, with total assets of $2.26 billion at September 30, 2011. Headquartered in Los Angeles, Center Bank operates a total of 21 full-service branches and two loan production offices. The company has 16 full-service branches located throughout Southern California and two branches in Northern California. Center Bank also operates two branches and one loan production office in the Seattle area, one branch in Chicago and a loan production office in Denver. Center Bank is a California state-chartered institution and its deposits are insured by the FDIC to the extent provided by law. For additional information on Center Bank, visit the company’s Web site at www.centerbank.com.

This release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, those identified in our cautionary statements contained in Center Financial Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as amended (See Business, and Management’s Discussion and Analysis), and other filings with the SEC are incorporated herein by reference. Factors include, but are not limited to: the successful completion of the proposed merger of equals between Center Financial Corporation and Nara Bancorp; difficulties and delays in integrating the two institutions and achieving anticipated synergies, cost savings and other benefits from the transaction; higher than anticipated transaction costs; deposit attrition, operating costs, customer loss and business disruption following the merger, including difficulties in maintaining relationships with employees; the companies’ ability to receive required regulatory approvals. Such forward-looking statements speak only as of the date of this release. Center Financial expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the company’s expectations of results or any change in events.

CONTACT:
Center Financial Corporation
Angie Yang, 213-251-2219
SVP, Investor Relations
angiey@centerbank.com